Exhibit 99.1

                 POZEN Reports Second Quarter Results

    CHAPEL HILL, N.C.--(BUSINESS WIRE)--Aug. 5, 2003--POZEN Inc.
(NASDAQ:POZN), a pharmaceutical company developing therapeutic advancements in a cost effective manner, today announced results for the second quarter ended June 30, 2003.

    Second-Quarter Results

    POZEN is a development-stage company that did not record revenues for the second quarter of 2003 or 2002.
    For the second quarter of 2003, the company reported total operating expenses of $4.8 million compared to $6.9 million in the second quarter of 2002. Operating expenses excluding the non-cash amortization of deferred compensation were $4.7 million in the second quarter of 2003 compared to $6.2 million in the second quarter of 2002. The non-cash amortization of deferred compensation in connection with employee stock option grants was $143,000 and $736,000 for the 2003 and 2002 three-month periods, respectively. The 2003 second quarter decrease in operating expenses was due primarily to a reduced level of research and development activities for MT 300 and MT 400, offset by an increase in costs associated with the licensing of MT 400 and pre-marketing activities for MT 100 and MT 300.
    POZEN's net loss attributable to common stockholders was $4.7 million, or $0.17 per common share, for the quarter ended June 30, 2003 compared to $6.6 million, or $0.24 per common share, for the 2002 quarter. At June 30, 2003, the company had approximately $42 million in cash and cash equivalents.

    Six Month Results

    POZEN is a development-stage company that did not record revenues for the six months ended June 30, 2003 or during 2002.
    For the first six months of 2003, the company reported total operating expenses of $9.8 million compared to $14.2 million for the same period of 2002. Operating expenses excluding the non-cash amortization of deferred compensation were $9.4 million compared to $12.7 million for the same period of 2002. The non-cash amortization of deferred compensation in connection with employee stock option grants was $422,000 and $1.5 million for the 2003 and 2002 six-month periods, respectively. The decrease in operating expenses was due primarily to a reduced level of research and development activities for MT 100, MT 300, and MT 400, offset by an increase in costs associated with the licensing of MT 400 and pre-marketing activities for MT 100 and MT 300.
    POZEN's net loss attributable to common stockholders was $9.5 million, or $0.34 per common share, for the six-month period ended June 30, 2003 as compared to $13.6 million, or $0.49 per common share, for the same period of 2002.

    Business Highlights

    POZEN submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in July 2003 for MT 100. The FDA has agreed to review the NDA and accept POZEN's filing of the results of the rat carcinogenicity study in early 2004. MT 100 is being developed as an oral first-line therapy for the treatment of migraine.
    In July 2003, POZEN and Nycomed announced that they signed a licensing agreement to commercialize MT 100 in four Nordic countries - Denmark, Sweden, Norway, and Finland. The Nordic countries account for approximately 18% of the European triptan market on a Euro basis.
    POZEN and GlaxoSmithKline (GSK) announced in June 2003 that they signed an agreement for the development and commercialization of proprietary combinations of a triptan and a long-acting non-steroidal anti-inflammatory drug (NSAID) that may improve the effectiveness of acute treatment and provide sustained relief for patients suffering from migraine headaches. The combinations covered by the agreement are among the combinations that POZEN has referred to as MT 400 technology. More recently, POZEN announced in July 2003, that the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act has expired, allowing the GSK and POZEN migraine collaboration to proceed, and triggering POZEN's right to receive $25 million in initial payments by GSK, of which approximately $3.6 million will be recognized by POZEN as revenue in the second half of 2003.
    POZEN strengthened its intellectual property position and announced that it recently received a new patent in July 2003 for its MT 400 technology. The patent provides additional claims relating to pharmaceutical compositions and treatment methods that can be used for migraine patients.
    In an effort to expand into new therapeutic areas, POZEN announced in July 2003 that it signed an exclusive option agreement with Nycomed, under which POZEN may acquire a license to certain rights related to lornoxicam, an NSAID. POZEN will explore the development of novel product candidates containing lornoxicam alone or in combination with other active ingredients for pain or other indications.
    In June 2003, POZEN presented data at the American Headache Society's 45th Annual Scientific Meeting. One of the presentations highlighted data from a Phase III study, demonstrating that MT 300 is effective in providing sustained pain relief for the acute treatment of migraine. MT 300 is being developed as a new, improved formulation of dihydroergotamine (DHE) in a convenient pre-filled syringe that is suitable for at-home use.
    "Over the last several months, we signed two major development and commercialization deals with GSK and Nycomed for our novel migraine product candidates, submitted an NDA for MT 100, and signed an exclusive option agreement for lornoxicam, which may allow us to broaden our portfolio of medicines and move into a new therapeutic area," said John R. Plachetka, Pharm.D., chairman, president, and chief executive officer of POZEN. "These achievements demonstrate our ability to deliver and will drive growth for POZEN. I am extremely proud of our team for their hard work and dedication."

    Financial Guidance

    For the third quarter of 2003, POZEN expects total revenue to be approximately $1.8 million. POZEN expects total operating expenses for the third quarter of 2003 to be in the range of $5.6 million to $6.6 million, including non-cash deferred compensation of $66,000.
    For the 2003 year, POZEN expects total revenue to be approximately $3.6 million. POZEN expects total operating expenses for the 2003 year to be in the range of $19.5 million to $21.5 million, including non-cash deferred compensation of $510,000.

    Second-Quarter Results Conference Call

    POZEN will hold a conference call to discuss second-quarter results and management's outlook at 11:00 a.m. Eastern time on Tuesday, August 5, 2003. The call can be accessed live and will be available for replay over the Internet via www.pozen.com.

    About POZEN

    POZEN is a pharmaceutical company developing therapeutic advancements in a cost effective manner. Since its inception, POZEN has developed the largest and most advanced product pipeline in the field of migraine. Product development efforts are focused on diseases with unmet medical needs where POZEN can improve efficacy, safety, and/or patient convenience. POZEN has development and commercial alliances with GlaxoSmithKline and Nycomed. The company's common stock is traded on The Nasdaq Stock Market under the symbol "POZN". For detailed company information, including copies of this and other press releases, see POZEN's website: www.pozen.com.
    Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management's current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and FDA approval of our product candidates, resulting in, among other things, our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 under "Management's Discussion and Analysis of Financial Condition and Results of Operations." We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

    Financial Tables to Follow.



                              POZEN Inc.
                        Statement of Operations
                              (Unaudited)

                     Three Months Ended         Six Months Ended
                           June 30,                  June 30,
                  ------------------------  -------------------------
                      2003         2002         2003          2002
                  -----------  -----------  -----------  ------------
Operating
 expenses:
  General and
   administrative $ 2,921,052  $ 1,683,405  $ 4,784,203  $  3,440,906
  Research and
   development      1,882,944    5,223,281    4,995,808    10,802,725
                  -----------  -----------  -----------  ------------
Total operating
 expenses           4,803,996    6,906,686    9,780,011    14,243,631
Interest income,
 net                  123,292      281,937      266,561       598,609
                  -----------  -----------  -----------  ------------
Net loss
 attributable to
 common
 stockholders    $(4,680,704) $(6,624,749) $(9,513,450) $(13,645,022)
                  ===========  ===========  ===========  ============

Basic and diluted
 net loss per
 common share     $     (0.17) $     (0.24) $     (0.34) $      (0.49)
                  ===========  ===========  ===========  ============

Shares used in
 computing basic
 and diluted net
 loss per common
 share             28,270,902   28,077,945   28,210,610    28,058,130
                  ===========  ===========  ===========  ============


                              POZEN Inc.
                             Balance Sheet
                              (Unaudited)


                                            June 30,     December 31,
                                             2003           2002
                                         -------------  -------------
                 ASSETS
Current assets:
 Cash and cash equivalents               $  41,938,347  $  50,056,251
 Prepaid expenses and other current
  assets                                     1,298,000        553,371
                                         -------------  -------------
    Total current assets                    43,236,347     50,609,622
Equipment, net of accumulated
 depreciation                                  376,947        425,369
                                         -------------  -------------
    Total assets                         $  43,613,294  $  51,034,991
                                         =============  =============


  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                        $     403,033  $     179,374
 Accrued expenses                            2,308,195      1,657,074
                                         -------------  -------------
    Total current liabilities                2,711,228      1,836,448

Long-term liabilities:
   Deferred revenue                            500,000              -
                                         -------------  -------------
Total liabilities                            3,211,228      1,836,448

Total stockholders' equity                  40,402,066     49,198,543
                                         -------------  -------------
    Total liabilities and stockholders'
     equity                              $  43,613,294  $  51,034,991
                                         =============  =============



    CONTACT: POZEN Inc., Chapel Hill
             Matt Czajkowski, 919-913-1030
             Chief Financial Officer
             or
             Lisa Barthelemy, 919-913-1044
             Director, Investor Relations